Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Port Washington, New York – March 7, 2013 – Cedar Realty Trust, Inc. (NYSE: CDR) today reported its financial results for the fourth quarter and year ended December 31, 2012.

Highlights

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Operating FFO of $0.12 per diluted share for the quarter and $0.50 per diluted share for the year. The full year results include $0.04 per diluted share of termination fee income recognized in the second quarter of 2012.

•	Same-property NOI increased 1.6% for the fourth quarter and 1.8% for the year. These figures exclude the timing impact of replacing a dark anchor at Oakland Commons.

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Including redevelopments and expansions, same-property NOI increased 1.1% for the fourth quarter and 2.1% for the year. These figures also exclude the timing impact of replacing the dark anchor at Oakland Commons.

•

Signed 40 new and renewal leases in the fourth quarter for a total of 190,000 square feet (cash spreads on renewals were 7.6% and new leases were completed at an average base rent of $17.14 per square foot).

•

Signed 159 new and renewal leases in the full year for a total of 715,000 square feet (cash spreads on renewals were 7.7% and new leases were completed at an average base rent of $14.48 per square foot).

•	Consolidated portfolio 92.7% leased and same-property portfolio 94.3% leased at 2012 year end.

Bruce Schanzer, President and CEO of Cedar, commented, “2012 was a strong year for Cedar in many respects as we continued the ongoing transformation of the Company. First, we effectively executed on our de-levering and portfolio repositioning strategy with visibility to its successful conclusion. Second, we unwound two large joint ventures in a manner that provided Cedar with a strengthened operating platform and with greater financial flexibility. Last, we continued to deliver consistent portfolio performance leading to solid shareholder value creation.”

Financial Results

Operating FFO for the fourth quarter of 2012 was $8.4 million or $0.12 per diluted share, compared to $8.7 million or $0.12 per diluted share for the same period in 2011. Operating FFO for the year ended December 31, 2012 was $35.8 million or $0.50 per diluted share, compared to $34.2 million or $0.49 per diluted share for the same period in 2011. Operating FFO for the year ended December 31, 2012 included termination fee income of $3.0 million, or $0.04 per diluted share, in connection with replacing a dark anchor with a Walmart Neighborhood Market at the Company’s Oakland Commons center in Bristol, Connecticut.

Net income attributable to common shareholders for the fourth quarter of 2012 was $22.3 million or $0.31 per diluted share, compared to a net loss of $(7.7) million or $(0.12) per diluted share in for the same period in 2011. Net income for the fourth quarter included a gain on exiting the Cedar/RioCan joint venture of $30.5 million, impairment charges of $6.9 million, gains on the sales of real estate of $4.4 million, and preferred stock redemption costs of $4.4 million.

Net income attributable to common shareholders for the year ended December 31, 2012 was $9.9 million or $0.13 per diluted share, compared to a net loss of $(117.8) million or $(1.79) per diluted share for the same period in 2011. Net income for the year ended December 31, 2012 included a gain on exiting the Cedar/RioCan joint venture of $30.5 million, gains on the sales of real estate of $5.7 million, preferred stock redemption and early debt extinguishment costs of $7.6 million, impairment charges of $5.8 million, and $1.2 million of employee termination costs. Net loss for year ended December 31, 2011 included impairment and write-off charges of $103.6 million associated with the Company’s divestiture and de-levering strategy initiated in 2011, and management transition charges and employee termination costs of $6.9 million.

Portfolio Results

Leasing

In fourth quarter 2012, the Company signed 26 renewal leases for approximately 130,000 square feet with an average increase in base rents of 7.6% on a cash basis. The Company also signed 14 new leases for approximately 60,000 square feet at an average base rent of $17.14 per square foot, $5.24 per square foot above the $11.90 average base rent per square foot for the Company’s portfolio at December 31, 2012.

For the twelve months ended December 31, 2012, the Company signed 111 renewal leases for approximately 486,000 square feet with an average increase in base rents of 7.7% on a cash basis. The Company also signed 48 new leases for approximately 229,000 square feet at an average base rent of $14.48 per square foot.

Occupancy

At December 31, 2012, the Company’s total consolidated portfolio, excluding properties held for sale, was 92.7% leased and 91.9% occupied. This compares to occupancy of 90.9% at September 30, 2012 and 91.6% at December 31, 2011. Occupancy for the Company’s same-property portfolio was 93.6% at December 31, 2012 compared to 92.5% at September 30, 2012 and 93.3% at December 31, 2011. The decreases in the total and same-property portfolio occupancies from December 31, 2011 to September 30, 2012 were driven by the termination of the dark anchor at Oakland Commons to prepare for the opening of a Walmart Neighborhood Market.

Same-Property Results

Same-property NOI increased 1.6% for the fourth quarter of 2012 and 1.8% for the year compared to the same periods in 2011. Including redevelopments and expansions, same-property NOI increased 1.1% for the fourth quarter 2012 and 2.1% for the year. These figures exclude the timing impact associated with replacing the dark anchor at Oakland Commons with a Walmart Neighborhood Market.

Balance Sheet Activity

In the fourth quarter of 2012, the Company completed the redemption of 4.5 million shares of its 8.875% Series A Cumulative Redeemable Preferred Stock for $112.6 million plus accrued and unpaid dividends on the dates of redemption. These redemptions were completed using the $115.6 million of gross proceeds, before underwriting costs, generated by the issuance of 4.8 million shares of the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock that closed on September 14, 2012.

On February 12, 2013, the Company issued an additional 2.3 million shares of its 7.25% Series B Cumulative Redeemable Preferred Stock for gross proceeds, before underwriting costs, of $56.5 million. The proceeds from this offering will be used to redeem the remaining 1.4 shares of its 8.875% Series A Cumulative Redeemable Preferred Stock for $35.2 million plus accrued and unpaid dividends on March 11, 2013, and to reduce amounts outstanding on the Company’s corporate credit facility.

At the end of 2012, the net proceeds for all property dispositions closed since the November 9, 2011 announcement of Company’s disposition and de-levering strategy aggregated $93.1 million.

Other Fourth Quarter Transactions

In October 2012, the Company completed the previously announced exits from the Cedar/RioCan and the Cedar/Homburg joint ventures.

2013 Guidance

The Company has established its initial 2013 Operating FFO guidance in a range of $0.46 to $0.49 per diluted share. This compares to 2012 Operating FFO of $0.46 excluding the one-time lease termination fee income of $0.04 per diluted share received in the second quarter of 2012. Key assumptions included in the 2013 guidance are as follows:

•	Increase in same-property NOI of 1% to 2%

•	Increase in occupancy of approximately 100 basis points

•	No termination fee income

•	No acquisition activity

Quarterly Dividends

The Company announced today that its Board of Directors approved the payment of a cash dividend of $0.05 per share on the Company’s common stock and $0.453125 on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock. The common and preferred dividends are payable on May 20, 2013 to shareholders of record as of the close of business on May 10, 2013.

Funds From Operations Reconciliation

The Company reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements prepared in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. The Company’s computation of FFO, as detailed in the attached schedule, is in accordance with NAREIT’s pronouncements. The Company also presents “Operating FFO”, which excludes certain items that are not indicative of the results provided by the Company’s consolidated portfolio and that affect the comparability of the Company’s period-over-period performance, as also detailed in the attached schedule.

Supplemental Financial Information Package

The Company has issued “Supplemental Financial Information” for the period ended December 31, 2012. Such information has been filed today as an exhibit to Form 8-K and will also be available on the Company’s website at www.cedarrealtytrust.com.

Investor Conference Call

The Company will host a conference call today, March 7, 2013, at 5:00 PM (ET) to discuss the fourth quarter and full year results. The conference call can be accessed by dialing (877) 705-6003 or (1) (201) 493-6725 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarrealtytrust.com.

A replay of the call will be available from 8:00 PM (ET) on March 7, 2013, until midnight (ET) on March 21, 2013. The replay dial-in numbers are (877) 870-5176 or (1) (858) 384-5517 for international callers. Please use passcode 408326 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington DC to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) is comprised of 67 properties, with approximately 10 million square feet of GLA.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Reference to Form 10-K

For further details, interested parties are urged to review the Form 10-K for the year ended December 31, 2012 filed today with the Securities and Exchange Commission. The Form 10-K will also be available on the Company’s website at www.cedarrealtytrust.com/investorrelations.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and outcomes to differ materially from those expressed or implied in forward-looking statements. Please refer to the documents filed by the Cedar Realty Trust, Inc. with the SEC, specifically the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which identifies important risk factors that could cause actual results to differ from those contained in forward-looking statements.

Contact Information:

Cedar Realty Trust, Inc.

Investor Relations

Brad Cohen

(203) 682-8211

The following is a reconciliation of net income (loss) attributable to common shareholders to FFO and Operating FFO for the three and years ended December 31, 2012 and 2011:

CEDAR REALTY TRUST, INC.

Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Funds From Operations

and Operating Funds From Operations

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
Net income (loss) attributable to common shareholders	$22,292,000	$(7,679,000)	$9,889,000	$(117,761,000)
Real estate depreciation and amortization	9,758,000	15,427,000	44,335,000	48,156,000
Limited partners’ interest	88,000	(152,000)	(26,000)	(2,446,000)
Impairment charges	6,921,000	900,000	5,783,000	95,606,000
(Gain) loss on exit from unconsolidated joint ventures	(30,526,000)	—	(30,526,000)	7,961,000
(Gain) on sales	(4,445,000)	(382,000)	(5,676,000)	(884,000)
Consolidated minority interest:
Share of income (loss)	63,000	825,000	4,335,000	(2,507,000)
Share of FFO	(484,000)	(1,476,000)	(4,562,000)	(5,918,000)
Unconsolidated joint ventures:
Share of income	(49,000)	(519,000)	(1,481,000)	(1,671,000)
Share of FFO	158,000	1,546,000	4,646,000	5,984,000

Funds From Operations (“FFO”)	3,776,000	8,490,000	26,717,000	26,520,000
Adjustments for items affecting comparability:
Management transition charges and employee termination costs	41,000	—	1,172,000	6,875,000
Accelerated write-off of deferred financing costs	—	—	2,607,000	—
Share-based compensation mark-to-market adjustments	—	(68,000)	10,000	(808,000)
Preferred stock redemption costs	4,443,000	—	4,998,000	—
Acquisition transaction costs and terminated projects, including
Company share from the Cedar/RioCan joint venture	116,000	262,000	309,000	1,618,000

Operating Funds From Operations (“Operating FFO”)	$8,376,000	$8,684,000	$35,813,000	$34,205,000

FFO per diluted share:	$0.05	$0.12	$0.37	$0.38

Operating FFO per diluted share:	$0.12	$0.12	$0.50	$0.49

Weighted average number of diluted common shares:
Common shares	71,876,000	69,746,000	71,338,000	68,715,000
OP Units	281,000	1,415,000	459,000	1,415,000

	72,157,000	71,161,000	71,797,000	70,130,000